Exhibit 8.1

September 18, 2015

CollabRx, Inc.

44 Montgomery Street, Suite 800

San Francisco, CA 94104

Ladies and Gentlemen:

We are acting as counsel to CollabRx, Inc., a Delaware corporation (“CollabRx”), in connection with the transactions contemplated by the Agreement and Plan of Merger by and among CollabRx, CollabRx Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of CollabRx (“Merger Sub”), and Medytox Solutions, Inc., a Nevada corporation (“Medytox”) dated as of April 15, 2015 (the “Merger Agreement”), and in connection with CollabRx’s filing with the Securities and Exchange Commission of a registration statement on Form S-4 (the “Registration Statement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Medytox (the “Merger”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the Registration Statement; and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. Our opinion is conditioned upon the initial and continuing accuracy of the facts, information and analyses set forth in such documents, certificates and records and that statements therein concerning the transaction and the parties thereto are and remain at all times true, complete and correct. We have assumed that the Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, and that CollabRx, Medytox and Merger Sub will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. We have further assumed that the Merger Agreement will not be modified, and no term of the Merger Agreement or condition described in the Registration Statement will be waived, between the date hereof and the Effective Time in a manner that would adversely affect the opinion set forth herein.

In rendering our opinion, we also have relied upon statements and representations of officers of CollabRx and Medytox in certificates dated as of the date hereof and delivered to us for purposes of the opinion set forth below, and we have assumed that such statements and representations are and will continue to be true, correct and complete without regard to any qualification as to knowledge or belief.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed that the Merger Agreement and such other documents, certificates, and records are duly authorized, valid and enforceable.

If any of the assumptions referred to in this letter are untrue for any reason, or if the contemplated transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

CollabRx, Inc.

As of September 18, 2015

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusion expressed herein. Furthermore, our opinion represents our best legal judgment on the matters presented, and there can be no assurance that our opinion will be accepted by the Internal Revenue Service, or, if challenged, by a court.

Based upon and subject to the foregoing, as of the date hereof, it is our opinion that:

1.	The Merger will be treated as a “reorganization” within the meaning of section 368(a) of the Code.

2.	CollabRx, Medytox, and Merger Sub will each be a “party” to the reorganization within the meaning of section 368(b) of the Code with respect to the Merger.

In addition, subject to the limitations set forth therein, the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Reverse Stock Split, Merger and Ownership of CollabRx Capital Stock,” insofar as such discussion pertains to the Merger, constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to the U.S. holders (as such term is defined in “Material U.S. Federal Income Tax Consequences of the Reverse Stock Split, Merger and Ownership of CollabRx Capital Stock”) under currently applicable law.

* * *

Our opinion is limited to the federal income tax matters set forth above, and we express no other opinion. No opinions are intended to be implied or may be inferred beyond those expressly stated herein, and specifically, no opinions are expressed with respect to the tax consequences of the Merger under any foreign, state or local tax law. This opinion is expressed as of the date hereof, and we disclaim any undertaking to update it or supplement it for, or advise you of, subsequent changes relating to factual or other matters considered herein or of any subsequent changes in applicable law. We are furnishing this opinion in connection with the filing of the Registration Statement and pursuant to the terms of the Merger Agreement and this opinion is not to be relied upon for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP